Exhibit 107

Calculation Of Registration Fees Pursuant To Rule 457(u)

1. Name and address of issuer:	VS Trust -1x Short VIX Futures ETF 2x Long VIX Futures ETF c/o Volatility Shares LLC 2000 PGA Boulevard, Suite 4440 Palm Beach Gardens, FL. 33408

2. The name of securities:	Common units of beneficial interest

3. Securities Act File Number:	333-248430

4. Last day of fiscal year for which this prospectus is filed:	December 31, 2023[1]

5. Calculation of registration fee:
(i) Aggregate sale price of securities sold during the fiscal year pursuant to Rule 456(d):	$753,321,245.00
(ii) Aggregate price of securities redeemed or repurchased during the fiscal year:	$547,966,639.00
(iii) Aggregate price of securities redeemed or repurchased during any prior fiscal year, that were not previously used to reduce registration fees payable to the Commission:
(iv) Total available redemption credits [add Items 5(ii) and 5(iii)]:	$547,966,639.00
(v) Net sales – if Item 5(i) is greater than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:	$205,354,606.00
(vi) Redemption credits available for use in future years — if Item 5(i) is less than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:	-
(vii) Multiplier for determining registration fee:	0.00014760
(viii) Registration fee due [multiply Item 5(v) by Item 5(vii)]:	$30,310

6. Credit for Previously Paid Registration Fees:
(i) Pursuant to Rule 457(b) under the Securities Act, the registration fee for the registration of Fund shares (“Shares”) shall be reduced in an amount equal to any fee paid to the United States Securities and Exchange Commission under Section 457. The registration fee for the Shares will be partially offset by the registration fee associated with unsold securities registered pursuant to that certain registration statement on Form S-1 (File No. 333-248430) filed by VS Trust on August 26, 2020 (the “Prior Registration Statement”). A registration fee of $25,960 was paid in connection with the registration of Shares with $200,000,000 of value. Those shares were unsold previously unsold under the Prior Registration Statement. As a result, the following amount will be applied to fully offset filing fees due under Rule 456(d):	$362.22
(ii) Previously paid registration fee credits available for use in future years – if Item 6(i) is greater than Item 5(viii) [subtract 5(viii) from 6(i)]:	$-

7. Interest due pursuant to Rule 456(d)(5) – if this supplement is being filed more than 90 days after the end of the issuer’s fiscal year:	$-

8. Total of the amount of the registration fee due plus any interest due:	$29,948.12

[1]	Aggregate purchase and redemption prices set forth herein reflect the period between January 1, 2023 and December 31, 2023.